Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement No. 333-211884 and No. 333-209972 on Form S-8, of our report dated June 27, 2019, relating to the financial statements and financial statement schedule of Welbilt Retirement Savings Plan which appears in this Form 11-K.

/s/Wipfli LLP
Wipfli LLP

June 27, 2019
La Crosse, Wisconsin